Exhibit 99.1
( BW)(NY-RENCO-METALS) RENCO METALS, INC. ANNOUNCEMENT

      NEW YORK--(BUSINESS WIRE)--Aug. 3, 2001--Renco Metals, Inc. announced today that Renco Metals and its wholly-owned subsidiary, Magnesium Corporation of America (Magcorp), have filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code. The filings were made in the United States Bankruptcy Court for the Southern District of New York.

      Magcorp has reached an agreement with its existing working capital lender and, subject to court approval, expects to have a formal debtor-in-possession facility in place shortly. Magcorp believes that the facility will provide ample funding to maintain normalized business relationships with its vendors and uninterrupted supply of products to its customers and for necessary capital expenditures.

      While Magcorp has been able to meet its short term debt obligations, liquidity problems arising primarily from price pressures created by foreign imports have prevented Magcorp from generating sufficient profits to enable Renco Metals to service its long term debt. Magcorp believes that such foreign imports are unfair and illegal and is involved in proceedings before the United States International Trade Commission to enforce existing trade laws. Preliminary relief has been granted in these proceedings with final decisions due later this year.

      Despite competitive pressures, Magcorp has continued to invest in the modernization of its Rowley production plant. Magcorp has successfully begun the installation of new electrolytic cell technology which Magcorp anticipates, when completed by January 2002, will reduce chlorine emissions by 95% and significantly increase manufacturing efficiencies.

      Renco Metals and Magcorp have been negotiating with an informal committee of holders of Renco Metals' 11.5% Senior Notes due 2003 following Renco Metals' default on a semi-annual interest payment due January 1, 2001. These discussions have not yet resulted in a mutually acceptable restructuring agreement. Renco Metals and Magcorp look forward to continuing these discussions with a view towards reaching a consensual restructuring plan. Renco Metals and Magcorp filed the Chapter 11 petitions to maximize the companies' going concern value for the benefit of their creditors and equity holders.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Magcorp and Renco Metals caution that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. Among such factors are: the overall viability of Magcorp's long-term operational reorganization and financial restructuring plan; the involvement of the Magcorp's and Renco Metals' secured and unsecured creditors in the Chapter 11 proceedings; the bankruptcy court approval of debtor in possession financing and numerous other approvals incident to operations in Chapter 11 and ultimate reorganization; competitive pressure in Magcorp's market; business conditions in the metals industry; general economic conditions and the risk factors detailed from time to time in Renco Metals' periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Renco Metals and Magcorp do not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal securities laws.